Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Clear Channel Communications Announces Tender Offer For Senior Notes

San Antonio, TX, July 31, 2009. Clear Channel Communications, Inc. (“Clear Channel”) announced today that its indirect, wholly-owned subsidiary, CC Finco, LLC (“CC Finco”), is commencing a cash tender offer (the “Tender Offer”) for up to $200,000,000 aggregate purchase price (the “Maximum Payment Amount”) of Clear Channel’s outstanding 6.25% Senior Notes due 2011 (the “6.25% Notes”), 4.40% Senior Notes due 2011 (the “4.40% Notes”), 5.00% Senior Notes due 2012 (the “5.00% Notes”), 5.75% Senior Notes due 2013 (the “5.75% Notes”), 5.50% Senior Notes due 2014 (the “5.50% Notes”) and 10.75% Senior Cash Pay Notes due 2016 (the “10.75% Notes”) at a purchase price per $1,000 principal amount as set forth in the table below and on the terms and conditions set forth in the CC Finco Offer to Purchase dated July 31, 2009 (the “Offer to Purchase”). The 6.25% Notes, the 4.40% Notes, the 5.00% Notes, the 5.75% Notes, the 5.50% Notes and the 10.75% Notes are referred to herein collectively as the “Notes.”

At any time during the Tender Offer, the Maximum Payment Amount may be increased by CC Finco by an amount not to exceed $100,000,000. Any Notes repurchased pursuant to such increase in the Maximum Payment Amount may be repurchased by CC Finco or another subsidiary of Clear Channel designated by CC Finco, in its sole discretion. CC Finco expects to designate another subsidiary of Clear Channel to purchase some or all of the Notes purchased pursuant to such increase in the Maximum Payment Amount. Any such Notes may be cancelled or remain outstanding and held by CC Finco or such other purchaser, as applicable.

CC Finco will accept for purchase the Notes in accordance with the acceptance priority level in numerical priority order, with Level 1 being the highest priority level, as set forth in the table below. The aggregate amount of any 5.50% Notes and 10.75% Notes to be repurchased will be subject to a maximum payment sublimit of $50,000,000 as described in the Offer to Purchase.

					Dollars Per $1,000 Principal Amount
CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding(1)	Maximum Payment Sublimit	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration(2)
184502AY8	6.25% Senior Notes due 2011	$750,000,000	No	1	$500.00	$30.00	$530.00
184502AR3	4.40% Senior Notes due 2011	$250,000,000	No	1	$460.00	$30.00	$490.00
184502AU6	5.00% Senior Notes due 2012	$300,000,000	No	1	$370.00	$30.00	$400.00
184502AP7	5.75% Senior Notes due 2013	$500,000,000	No	1	$340.00	$30.00	$370.00

184502AV4	5.50% Senior Notes due 2014	$750,000,000	Yes	2	$270.00	$30.00	$300.00

184502AZ5 / 184502BB7 and ISIN USU18285AD 55	10.75% Senior Cash Pay Notes due 2016	$796,250,000	Yes	3	$290.00	$30.00	$320.00

(1)	The Aggregate Principal Amount Outstanding includes the principal amount of certain notes previously repurchased by CC Finco or other subsidiaries of Clear Channel and which have not been cancelled.
(2)	Equal to the sum of the Tender Offer Consideration per $1,000 principal amount of Notes for each series (the “Tender Offer Consideration”) and the Early Tender Premium per $1,000 principal amount of Notes for each series (the “Early Tender Premium”), in each case, as set forth in this table.

The “Total Consideration” for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer will be the applicable Total Consideration set forth in the table above. The Total Consideration includes an early tender premium of $30.00 per $1,000 principal amount of Notes (the “Early Tender Premium”). Each holder of Notes who validly tenders (and does not withdraw) his or her Notes at or prior to 5:00 p.m., New York City time, on August, 13, 2009, unless extended (the “Early Tender Date”), will receive the Early Tender Premium. Holders tendering their Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium.

The Tender Offer is scheduled to expire at 12:00 Midnight, New York City time, on August 27, 2009 (inclusive of August 27, 2009), unless extended or earlier terminated (the “Expiration Date”).

Tendered Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on August 13, 2009, unless extended (the “Withdrawal Date”). Holders of Notes who tender their Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Notes. The Tender Offer is conditioned on the satisfaction of certain customary conditions. The Tender Offer is not conditioned on any financing condition. Subject to applicable law, CC Finco may also terminate the Tender Offer at any time before the Expiration Date in its sole discretion.

Additional Information

CC Finco has retained Goldman, Sachs & Co. and Citigroup Global Markets Inc. as the Co-Lead Dealer Managers in connection with the Tender Offer, and has retained Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and Moelis & Company as the Co-Dealer Managers for the Tender Offer. Global Bondholder Services Corporation is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-4692 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and related documents. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of CC Finco by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Clear Channel Communications, Inc., headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world. CC Finco, LLC, headquartered in San Antonio, Texas, is an indirect, wholly-owned subsidiary of Clear Channel.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s or CC Finco’s ability to control or predict. Neither Clear Channel nor CC Finco undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Clear Channel Communications, Inc.

Corporate Communications, 210-822-2828